Exhibit 99.1

     Allegheny Technologies Comments on First Quarter and Updates
              J&L Specialty Steel Asset Purchase Status

    PITTSBURGH--(BUSINESS WIRE)--April 1, 2004--Allegheny Technologies Incorporated (NYSE:ATI) today said that it expects first quarter 2004 results will be impacted by non-cash LIFO (last-in, first-out) inventory accounting charges of approximately $40 to $45 million, or $0.50 to $0.56 per share. These charges are primarily due to the effects of rapidly rising raw materials costs, experienced over the last several months, on ATI's LIFO inventory accounting methodology. As a result, ATI expects first quarter 2004 results to be a loss in the range of $0.60 to $0.70 per share.
    "Business conditions continue to improve," said Pat Hassey, ATI's President and Chief Executive Officer. "During the first quarter 2004, base price increases and raw materials surcharge revisions for most of ATI's products have been effective in keeping pace with rapidly rising raw materials costs on a cash basis. From a total Company operating profit perspective, the first quarter 2004 is expected to be much better than recent quarters, excluding the impact of the non-cash LIFO accounting charges.
    "We continue to take actions to return ATI to profitability. We remain focused on cost reductions and on improving our operations through the ATI Business System. Demand has been improving for our flat-rolled stainless steel products. However, base prices for these products remain only slightly above historical lows, while raw materials surcharges for stainless steel products reached an all-time high in the first quarter 2004."
    ATI also said that the business and legal due diligence investigation of J&L Specialty Steel, LLC (J&L) has been satisfactorily completed in accordance with the terms of the previously announced Asset Purchase Agreement (APA) dated February 16, 2004. Under the APA, a wholly-owned ATI subsidiary will acquire substantially all of the assets of J&L, subject to certain closing conditions. On March 16, 2004, ATI announced that integration trials, which tested the combined operational capabilities of ATI Allegheny Ludlum and J&L, had been completed to Allegheny Ludlum's satisfaction. The transaction, which is targeted for closing on May 3, 2004, remains subject to other conditions.

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainties and changes in circumstances. Actual results may differ materially from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Allegheny Technologies' filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

    Allegheny Technologies Incorporated (NYSE:ATI) is one of the largest and most diversified specialty materials producers in the world, with revenues of approximately $1.9 billion in 2003. The Company has approximately 8,800 employees worldwide and its talented people use innovative technologies to offer growing global markets a wide range of specialty materials. High-value products include nickel-based and cobalt-based alloys and superalloys, titanium and titanium alloys, specialty steels, super stainless steel, exotic alloys, which include zirconium, hafnium and niobium, tungsten materials, and highly engineered strip and Precision Rolled Strip(R) products. In addition, we produce commodity specialty materials such as stainless steel sheet and plate, silicon and tool steels, and forgings and castings. The Allegheny Technologies website can be found at www.alleghenytechnologies.com.

    CONTACT: Allegheny Technologies Incorporated
             Dan Greenfield, 412-394-3004